Results of Meeting of Shareholders

AXP PRECIOUS METALS FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1
To elect the thirteen nominees specified below as Board members*.

                                Shares Voted "For"      Shares Withholding Authority to Vote
Arne H. Carlson                    4,974,635.072                    355,915.510
Philip J. Carroll, Jr.             4,982,601.554                    347,949.028
Livio D. DeSimone                  4,979,842.853                    350,707.729
Barbara H. Fraser                  4,985,321.986                    345,228.596
Ira D. Hall                        4,978,001.470                    352,549.112
Heinz F. Hutter                    4,958,784.099                    371,766.483
Anne P. Jones                      4,973,577.625                    356,972.957
Stephen R. Lewis, Jr.              4,991,745.585                    338,804.997
Alan G. Quasha                     4,984,113.936                    346,436.646
Stephen W. Roszell                 4,987,346.095                    343,204.487
Alan K. Simpson                    4,973,239.069                    357,311.513
Alison Taunton-Rigby               4,982,338.391                    348,212.191
William F. Truscott                4,989,973.998                    340,576.584

Proposal 2
To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  4,443,023.390         593,753.964         224,137.228          69,636.000

2(b). To change the name of the corporation.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  4,336,805.148         716,739.393         277,006.041             0.000

Proposal 3
To approve a policy authorizing American Express Financial Corporation, subject to Board approval, to retain and replace subadvisers, or to modify subadvisory agreements, without shareholder approval.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  4,290,498.214         712,550.685         257,865.683          69,636.000

Proposal 4
To approve changes to the Investment Management Services Agreement:

4(b). To modify the performance incentive adjustment calculation.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  4,097,676.334         823,459.585         339,778.663          69,636.000

* Denotes Registrant-wide proposals and voting results.